EXHIBIT 10.64

                        AMENDMENT AND AGREEMENT
                    UNDER THE PARTNERSHIP AGREEMENT


          This Amendment and Agreement Under the Partnership Agreement (this "Agreement") dated as of January 23, 1996 by and among (i) IMC-Agrico GP Company ("IMC GPCo"), a Delaware corporation and a subsidiary of IMC Global Operations Inc., a Delaware corporation ("Operations"),
(ii) Agrico, Limited Partnership (the "FRP Partner"), a Delaware limited partnership of which Freeport-McMoRan Resource Partners, Limited Partnership, a Delaware limited partnership ("FRP"), owns a 99.8% limited partnership interest and Agrico, Inc., a Delaware corporation ("FRP GPCo"), owns a 0.2% general partnership interest,
(iii) IMC-Agrico MP, Inc. (the "Managing Partner"), a Delaware corporation, (iv) Operations, and (v) IMC-Agrico Company, a Delaware general partnership (the "Partnership").

          WHEREAS, IMC GPCo, the FRP Partner, the Managing Partner and Operations are parties to an Amended and Restated Partnership Agreement (the "Partnership Agreement") dated as of July 1, 1993 and further amended and restated as of May 26, 1995;

          WHEREAS, IMC Global Inc., a Delaware corporation ("IMC"), Bull Merger Company, a wholly-owned subsidiary of IMC ("Merger Sub"), and The Vigoro Corporation, a Delaware corporation ("Vigoro"), have entered into an Agreement and Plan of Merger dated as of November 13, 1995 (the "Merger Agreement") which provides for the merger (the "Merger") of Merger Sub with and into Vigoro, with Vigoro surviving as a subsidiary of IMC, all of the outstanding common stock of which will be owned by IMC;

          WHEREAS, the date on which the Merger is consummated is referred to herein as the "Merger Date"; and

          WHEREAS, IMC GPCo, the FRP Partner, the Managing Partner and the Partnership believe that certain amendments to the Partnership Agreement are appropriate due to the change in the nature of the business of the IMC Partner and its Affiliates (each as defined in the Partnership Agreement) resulting from the Merger;

          NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          Section 1. Except as otherwise defined or amended herein, capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Exhibit A to the Partnership Agreement.

          Section 2. (a) Effective as of the Merger Date, the Current Interests and Capital Interests of the FRP Partner and the IMC Partner set out in Section 4.01(a) of the Partnership Agreement shall be modified as follows:

          "In the quarter subsequent to the Merger Date, the Current Interest of the FRP Partner shall be increased and the Current Interest of the IMC Partner shall be decreased, by 0.85%. In the quarter in which the Merger Date occurs, the Current Interest of the FRP Partner shall be increased and the Current Interest of the IMC Partner shall be decreased by 0.85% multiplied by a fraction, the numerator of which will be the number of days from the Merger Date to the end of the quarter, and the denominator of which will be the total number of days in the quarter. The Capital Interest of the FRP Partner shall be increased and the Capital Interest of the IMC Partner shall be decreased, by 0.85% on the July 1 subsequent to the Merger Date.

          During the IMC GPCo Liquidation Period, the Current Interests of Operations and IMC GPCo shall be equal to eighty percent (80%) and twenty percent (20%), respectively, of the Current Interests of the IMC Partner set forth above. During the IMC GPCo Liquidation Period, the Capital Interests of Operations and IMC GPCo shall be equal to eighty percent (80%) and twenty percent (20%), respectively, of the Capital Interests of the IMC Partner set forth above."

          Section 3. Effective as of the date hereof, the second sentence of Section 6.04(b) of the Partnership Agreement shall be amended and restated to read in its entirety as follows:

          "One IMC Representative and one FRP Representative shall serve as Co-Chairmen of the Policy Committee."

          Section 4. Effective as of the date hereof, Article VI of the Partnership Agreement shall be amended to add a new Section 6.09 which shall read in its entirety as follows:

          "During such time as the IMC Partner is the Operating Partner, and subject to the other provisions of this Article VI, the management of the Partnership shall be organized as follows. The IMC group executive responsible on behalf of IMC for the Partnership (the "IMC Group Executive") shall, subject to the approval of the Policy Committee, appoint and terminate the President of the Partnership (who shall be the chief executive officer of the Partnership) and his successors. The President shall be an employee of the
          Managing Partner.   The President shall report to the IMC
          Group Executive and shall be responsible for the profit and loss of the Partnership. The President shall direct and manage all of the Partnership's business affairs (except the Animal Feed Ingredient Division), including, but not limited to, the mining, processing, marketing, sales, distribution, growth and business development functions and financial issues that affect profit and loss; managers of those IMC functions who provide services for the Partnership will be accountable to the President with respect to their responsibilities to the Partnership. The President shall hire, terminate and replace the managers in the Partnership. The President's authority, reporting and coordination responsibilities with his superiors within IMC shall be consistent with his responsibilities to the Partnership and shall reflect practices customary in United States public companies. Nothing in this provision shall limit the Operating Partner from changing or reorganizing its business in any respect (except that changes in the President's reporting responsibility or relationship shall be made only upon consent of the Policy Committee).

          The management objectives and compensation structure of the President and those reporting to him shall reflect their duty to manage the business of the Partnership in the best interests of the Partnership, and shall be reviewed and approved by the Policy Committee annually. The President's performance against those objectives shall be evaluated by the IMC Group Executive, who shall regularly review such evaluation with the Policy Committee. The achievement of incentive compensation targets and award of incentive compensation to the President shall be determined by the IMC Group Executive and reviewed and approved by the Policy Committee prior to the making of any award. The achievement of incentive compensation targets and award of incentive compensation to the managers reporting to the President shall be determined by him and reviewed with the IMC Group Executive.

          The Animal Feed Ingredient Division of the Partnership will report to the IMC Group Executive, who shall be responsible to the Policy Committee and to IMC management for ensuring the effective interaction and coordination between the general manager of the Partnership's Animal Feed Ingredient Division and the other businesses of the Partnership. The President shall review with the Policy Committee on an annual basis management evaluation and succession planning issues relating to the Partnership. Except as set forth herein, nothing in this Section 6.09 shall be construed as (i) changing any of the IMC Partner's responsibilities as Operating Partner, or (ii) otherwise amending the Partnership Agreement."

          Section 5. Effective as of the Merger Date, Section 9.12 of the Partnership Agreement shall be amended and restated to read in its entirety as follows:

          "9.12 Transactions with Affiliates. Except with respect to items (i)(B) and (ii) referred to in the parenthetical phrase in the following sentence, any transaction, agreement, arrangement or understanding between or on behalf of the Partnership, on the one hand, and the Operating Partner or any Affiliate of the Operating Partner, on the other hand, must be on terms no less favorable to the Partnership than those which could be obtained from an independent third party providing similar goods or services of like quality. All such transactions, agreements, arrangements and understandings in an aggregate amount in any Fiscal Year in excess of the Base Affiliate Transaction Amount for such Fiscal Year (other than (i) during any period during which the IMC Partner is Operating Partner, (A) any transactions, agreements, arrangements or understandings with Operations' railcar repair business located at Fitzgerald, Georgia on terms no less favorable to the Partnership than those which could be obtained from an independent third party providing similar goods or services of like quality and (B) any transactions, agreements, arrangements and understandings with the Rainbow Division of Operations or International Minerals & Chemical (Canada) Global Limited ("IMC Canada Ltd.", formerly International Minerals & Chemical Corporation (Canada) Limited) on the terms set forth on Schedule 9.12 and
     (ii) (A) the Marketing and Administrative Services Agreement,
     (B) the Leasing Agreement, (C) the Materials Purchase and Cost Sharing Agreement, (D) the Employee Cost Sharing Agreement and (E) the Limestone Cost Sharing Agreement) shall be subject to the approval of the Policy Committee or the CEOs, as the case may be, in accordance with Section 6.07(a) or (b). Partnership sales to the Farmarkets Division shall be on the terms set forth in Schedule 9.12. Nothing in this
     Section 9.12 shall in any way restrict or affect the right of the Partnership to enter into transactions with Affiliates of the Non-Operating Partner.

          The Operating Partner will, and will cause its Affiliates to (i) give the Non-Operating Partner and its auditors and other authorized representatives such access to the offices, properties, books and records of such party,
     (ii) furnish to the Non-Operating Partner and its auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees and auditors to cooperate with the Non-Operating Partner and its auditors and other authorized representatives, in each case as may be reasonably requested by the Non-Operating Partner to evaluate any transactions, agreements, arrangements or understandings between the Partnership or the Managing Partner on the one hand, and the Operating Partner and its Affiliates, on the other hand; provided that any investigation pursuant to this Section shall be conducted in such a manner as not to interfere unreasonably with the conduct of business of the Operating Partner and its Affiliates."

          Section 6. Effective as of July 1, 1995, Schedule 9.12 of the Partnership Agreement shall be amended and restated to read in its entirety as follows:

          "A. Sales to IMC Canada Ltd. of GTSP, DAP, GMAP 11-52-0, GMAP 10-50-0 and PFS ("Canada Products") shall be invoiced to Operations by IMC-Agrico Company at the estimated IMC-Agrico Company quarterly weighted average domestic sales realization F.O.B. plant, subject to the limitation described in Section D below, ("Quarterly Market Price") for each of Florida, Louisiana, or Offsites, depending upon the source of the Canada Products, less 10%, so long as the aggregate volume for the Canada Products does not exceed 57,619 P2O5 tons for the fiscal year beginning July 1. Sales of the Canada Products in any annual period in excess of 57,619 P2O5 tons shall be invoiced at 100% of the Quarterly Market Price for Florida, Louisiana or Offsites, depending upon the source of the product.

          Sales to IMC Canada Ltd. of any products other than those listed above shall be invoiced to Operations by IMC-Agrico Company at the Quarterly Market Price for Florida, Louisiana or Offsites, depending upon the source of the product.

          B. Sales to Operations' Rainbow Division ("IMC Rainbow") of GTSP, DAP, MAP, GMAP 11-52-0, GMAP 10-50-0 and PFS ("Rainbow Product(s)") shall be invoiced to Operations by IMC-Agrico Company at the Quarterly Market Price for Florida, Louisiana or Offsites, depending upon the source of the Rainbow Products, less 10%, but not less than full production cost, so long as the aggregate volume for the Rainbow Products does not exceed 95,200 P2O5 tons for the fiscal year beginning July 1. Sales of the Rainbow Products in any annual period in excess of 95,200 P2O5 tons shall be invoiced at 100% of the Quarterly Market Price for Florida, Louisiana or Offsites, depending upon the source of the product (except that beginning on the Merger Date, sales of the Rainbow Products in any annual period in excess of 95,200 P2O5 tons shall be invoiced at 100% of the Quarterly Market Price for Florida, Louisiana or Offsites, depending upon the source of the product, plus $2 per ton of product).


          Sales to IMC Rainbow of any products other than those listed above shall be invoiced to Operations by IMC-Agrico Company at the Quarterly Market Price for Florida, Louisiana or Offsites, depending upon the source of the product.

          C. Sales to the Farmarkets Division of GTSP, DAP, MAP, GMAP 10-52-0, GMAP 10-50-0 and PFS shall be invoiced at 100% of the Quarterly Market Price for Florida, Louisiana or Offsite, depending upon the source of the product.

          D. The weighted average domestic sales realization, F.O.B. plant, shall be utilized to determine the Quarterly Market Price of a given product with respect to any quarter so long as the total tons sold by domestic wholesale to non-Affiliates of IMC are at least 75% of the aggregate tons sold to IMC Canada, Ltd., IMC Rainbow and Farmarkets, collectively, during such quarter. If the total tons sold by domestic wholesale of a given product to non-Affiliates of IMC with respect to any quarter are less than 75% of the aggregate tons sold to IMC Canada, Ltd., IMC Rainbow and Farmarkets, collectively, during such quarter, the Policy Committee shall determine an appropriate benchmark for determining such quarterly market price.

          E. Any transfer of sales responsibility from IMC's wholesale division to IMC Rainbow or Farmarkets must be approved by the Policy Committee.

          F. Estimated prices invoiced by IMC-Agrico Company to IMC Canada Ltd., IMC Rainbow or the Farmarkets Division shall be adjusted to actual quarterly sales prices at the end of each quarter. Final price adjustments shall be made within 20 days of the end of each fiscal quarter and within 45 days of the end of each fiscal year."

          Section 7. (a) Effective as of the Merger Date, Section 2.08(b) of the Partnership Agreement shall be amended by modifying clause (ii) of the first sentence as follows:

               "(ii) subject to the last sentence of this Section 2.08(b), the conduct of the business of the Rainbow and Farmarkets Divisions of IMC substantially as currently conducted shall not constitute a breach or violation of this
          Section 2.08(b)."

          (b) Effective as of the Merger Date, Section 2.08(b) of the Partnership Agreement shall be amended to add at the end thereof the following:

          "Notwithstanding any provision to the contrary contained in this Section 2.08(b), the IMC Partner must present to the FRP Partner any opportunity the IMC Partner may have to own, manage, operate, control or invest in a business that is engaged in the Phosphate Chemicals Business proposed to be acquired by the IMC Partner or an Affiliate thereof which, upon such acquisition, would become part of the Rainbow Division or the Farmarkets Division, unless all of the following conditions are satisfied (and if such conditions are satisfied there shall be no obligation to present such business to the FRP Partner):

               (a) the business is not a major competitor of the Partnership (a business shall not be deemed to be a major competitor for purposes of this Section 2.08(b) if
          (A) the revenues derived by such business from the (i) production and wholesale sales of phosphate-based fertilizers such as DAP, MAP, GTSP, GMAP, PFS and P2O5 in unmixed form, plus (ii) production of nitrogen-based fertilizers such as ammonia, urea, UAN, ammonium nitrate and ammonium sulfate in unmixed form, did not account for more than 10% of the total revenues of such business during the thirty-six months ending on the last day of the month preceding the date on which the acquisition of such business is consummated, and (B) the revenues described in the foregoing clause (A) of this sentence, plus revenues derived from the wholesale sale of nitrogen-based fertilizers, did not account for more than 20% of the total revenues of the business during the thirty-six month period); for purposes of this provision wholesale sales shall mean sales made for resale;

               (b)  the revenue produced by such business
          represents (and can reasonably be expected to represent) less than 25% of the sales of Rainbow (if the business will become part of the Rainbow Division upon consummation of the acquisition) or less than 25% of the sales of Farmarkets (if the business will become part of the Farmarkets Division upon consummation of the acquisition);

               (c) the location of the business is such that distribution, warehousing and other similar functions of the Rainbow Division or the Farmarkets Division, as the case may be, existing as of the date of the acquisition would support and complement the operations of such business after the consummation of the acquisition; and

               (d) the common stock or other securities of the business are not listed on any national securities exchange registered under the Securities Exchange Act of 1934 or National Market System of a national securities association registered under the Securities Exchange Act of 1934;

     provided, however, that it shall be the intent of Operations (but without implying any supply obligation on the part of the Partnership) that the additional phosphate products purchased by the Rainbow Division or the Farmarkets Division as a result of the acquisition of such business shall be acquired (subject to the expiration of any existing contracts of such business for the purchase of phosphate products) from the Partnership to the extent that such acquisition of additional phosphate products from the Partnership will not place the Rainbow Division or the Farmarkets Division at a competitive disadvantage or result in the impairment of beneficial commercial relations of the Rainbow Division or the Farmarkets Division; provided further, that any such additional phosphate products supplied by the Partnership shall be supplied at a price equal to the lesser of (x) the price (as described in Schedule 9.12, but not including the 10% discount to the Rainbow Division) at which the Partnership then sells phosphate products to the Rainbow Division or the Farmarkets Division, as the case may be, and (y) the price at which such business may purchase phosphate products from a source other than the Partnership."

          Section 8. Effective as of the Merger Date, Exhibit A of the Partnership Agreement shall be amended as follows:

          (i) A definition of "Farmarkets Division" shall be added as follows: "'Farmarkets Division' shall mean the business of the Farmarkets Division as operated by The Vigoro Corporation as of the date of the consummation of the merger of The Vigoro Corporation with and into Bull Merger Company, a wholly-owned subsidiary of Global."

          (ii) The definition of "Phosphate Chemicals Business" shall be amended (a) to add at the end of the first sentence the following: "and (x) the animal feed business" and (b) to delete the last sentence thereof and replace it with the following: "Notwithstanding the foregoing, "Phosphate Chemicals Business" shall not include the mixed fertilizer business."

          Section 9. (a) Effective as of the date hereof, the IMC Partner hereby appoints Wendell F. Bueche to serve as an IMC
Representative, and an IMC Representative shall resign as IMC
Representative.

          (b) Effective as of the date hereof, the IMC Partner hereby appoints Wendell F. Bueche as the IMC Representative to serve as a Co-Chairman of the Policy Committee, and the FRP Partner hereby appoints Rene Latiolais as the FRP Representative to serve as a Co-Chairman of the Policy Committee.

          (c) Effective as of the date hereof, the Managing Partner shall, subject to approval of the Policy Committee of the Partnership, appoint a President of the Partnership.

          Section 10. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

          Section 11. This Agreement may be signed in counterparts. Any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall constitute a full and original agreement for all purposes.

          IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.


                         IMC-Agrico GP Company


                         By:  MARSCHALL I. SMITH
                         Name Printed:  Marschall I. Smith
                         Title:  Senior Vice President,
                                 Secretary and General Counsel



                         Agrico, Limited Partnership
                         By: Freeport-McMoRan Inc., its general partner

                         By:  RENE L. LATIOLAIS
                         Name Printed:  Rene L. Latiolais
                         Title:  President and
                                 Chief Executive Officer



                         IMC-Agrico MP, Inc.


                         By:  MARSCHALL I. SMITH
                         Name Printed:  Marschall I. Smith
                         Title:  Senior Vice President,
                                 Secretary and General Counsel



                         IMC Global Operations Inc.
                         (formerly IMC Fertilizer, Inc.)


                         By:  MARSCHALL I. SMITH
                         Name Printed:  Marschall I. Smith
                         Title:  Senior Vice President,
                                 Secretary and General Counsel




                         IMC-Agrico Company

                         By:  IMC-Agrico MP, Inc.


                         By:  MARSCHALL I. SMITH
                         Name Printed:  Marschall I. Smith
                         Title:  Senior Vice President,
                                 Secretary and General Counsel








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